[LOGO]

                                 December 23rd, 1997



Mr. Michael L. Finney
Larex, Incorporated
President and Chief Operating Officer
2842 Patton Road
Roseville, Minnesota 55113

RE:  Letter Agreement Concerning the Requirements Supply of LAREX
     Arabinogalactan Products

Dear Mr. Finney:

     Further to our discussions during October, 1997, this Letter Agreement between Larex-Registered Trademark-, Incorporated as Seller and Mannatech-TM-, Incorporated as Buyer is intended to set forth the salient terms and conditions which will govern the sale by the Seller and purchase by the Buyer of Larex Arabinogalactan nutraceutical products, known as Laraceutical AG Products, including Manna 2000, (the specifications of such Manna 2000 being set forth in Exhibit "A" hereto) ("Larex Products"). The subject terms and conditions are as follows:

     1. Up to and including through December, 1998 (and thereafter, if this Agreement is, by the further agreement of the parties, extended), the Buyer agrees that it will purchase its requirements for Larex Products, as shall from time-to-time exist, if any, from the Seller, and the Seller shall sell the same to Buyer. The obligation of the Seller to sell Larex-Registered Trademark-Products to the Buyer in the market segment of nutraceuticals for use in products for human nutritional, health and dietary supplement needs and for sales of such Products (including as an ingredient) and for distribution of Larex-Registered Trademark- Products in multi-level, direct and network sales is exclusive ("Exclusive Market Segments"). This exclusivity does not include the following applications and market channels of Larex-Registered Trademark-
Products: (a) medical foods with medical or drug claims which are governed or permitted under the Food, Drug and Cosmetic Act (US, only) so long as the same do not conflict or compete with claims made and product types of nutraceutical products or functional foods produced by the Buyer and containing Larex Products, (b) products referred to as fiber or fiber supplements to enhance health and body benefits, so long as no claims for efficacy

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respecting the Larex-Registered Trademark- Products as fiber relate to carbohydrate function or technology; (c) products used for flavor, color, texture or function health benefits or other associated properties with respect to food function so long as no claims for efficacy respecting the Larex-Registered Trademark- Products for such purposes relate to carbohydrate function or technology; (d) nutraceutical use where none of the claims relate to saccharide or carbohydrate technology, activity or efficacy and where Larex-Registered Trademark- Products are not used in nutraceutical products which compete with or with claims similar to those product offered for sale, from time-to-time by the Buyer; and (e) Practitioners/Herbalists/Chinese Medicines customers to which Seller currently sells Larex-Registered Trademark-Products as set forth on Exhibit "B" hereto provided such customers do not make claims as to the Larex Products based upon saccharide or carbohydrate technology or efficacy. It is specifically agreed between the parties that a claim relating to the Larex Products, as containing fiber, which may have cholesterol-lowering attributes, enhancement of bifido bacteria or other fiber-related benefits, so long as the same do not rely or conflict with claims related to carbohydrate and/or saccharide technology or efficacy, will not conflict with the exclusive granted to the Buyer hereunder.

     Larex represents and warrants that it will not sell any grade of arabanogalactan which it produces other than the Laraceutical AG Products for use in dietary supplements and health products.

     For the period of the operation of this Letter Agreement, Larex shall not sell Larex Products to any third party for use in or as a constituent component of products to be sold within the Exclusive Market Segments within the Territory, as set forth below.

     The Territory in which in the Exclusive Market Segments shall apply curing the term of this Agreement shall include North America, Australia, and the Asian Continent. It is recognized by Buyer that the Seller has previously appointed exclusive distributors in certain countries who are not currently bound by the Exclusive Marketing Segment limitations in favor of the Buyer in this agreement. Therefore, Seller shall use its reasonable best efforts to work with its existing distributors to protect by concession the Exclusive Market Segments in favor of Buyer wherever possible. During the term of this Agreement, however, the Seller shall make no commitments for any of the Exclusive Market Segments in other countries or continents which might preclude the granting of Exclusive Market Segments to the Buyer in such other countries or continents upon renewal or extension of this Agreement, inasmuch as it is the intention of the Buyer is to extend its products to all feasible world markets. Such restriction shall not, however, prevent the Seller from selling Larex-Registered Trademark- Products outside the Territory in any market segment during the term of this Agreement.

     2. Buyer shall make a quarterly forecast for expected quantities in excess of the Minimum Sales Amount and provide an

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updated (90) day rolling forecast to the Seller.  During each month of the effective period of this Letter Agreement, the Buyer will provide to the Seller a projection of its requirements for Larex Products for the month next following ("Purchase Projection"). Such Purchase Projections shall be prepared in good faith and furnished to the Seller on or before the 20th day of each new quarter ("Projection Delivery Date") in which this Letter Agreement is in effect beginning with the Second Quarter. Seller shall then invoice the Buyer for the amount of Larex Products delivered in any Delivery Month, and Buyer shall have until the end day of the month following the Delivery Month in which to remit payment for such invoice. In any event the Purchase Projection, and consequently the minimum amount that the Buyer is required to purchase shall not be less than the following amount(s) of Larex Products in any specified month in which this Letter Agreement is in effect, as set forth below ("Minimum Sales Amount"):


Month                         Monthly Minimum Purchase
-----                         -------------------------
November & December 1997      MANNA 2000, 2,275kg @ $48.40/kg
                              L'EXTRA B1000, 1,350kg @ $33.00/kg

January 1998-December 1998    MANNA 2000, 4,546kg @ $48.40/kg



     3. In any month in which the Seller receives a Purchase Projection which contains a projected requirement which it, in its good faith discretion, determines that it will be unable to fulfil, it will notify the Buyer immediately; provided the Seller shall be required in all instances to sell and deliver at lease the Minimum Sales Amount of Larex Products to the Buyer.

     4. Seller warrants to Buyer that all Larex Products sold by Seller pursuant to this Letter Agreement will conform to the quality specifications set forth in EXHIBIT A to this Agreement and that all Larex Products sold by the Seller to the Buyer are suitable for use in its line of proprietary dietary supplement, over-the-counter drug, and cosmetic products ("Mannatech Products"). The Seller further agrees to notify Buyer if any of the Larex Products should cease to be generally regarded as safe for human use by any agency of the federal government of the United States of America or Canada, any State or local government or subdivision thereof with appropriate authority to make and enforce such a determination. Larex shall use and maintain current Good Manufacturing Practices in respect of its manufacture of Larex Products, being cognizant of the ultimate use in the Mannatech Products.

     5. (a) The pricing, per kilogram of Larex Products, shall be $48.40 USD per kilogram, F.O.B., dockside of Seller's warehouse facilities, Roseville, Minnesota.

          (b) The prices set forth above are valid through

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December, 1998, at which time this Letter Agreement shall cease as to its effect unless both parties mutually agree in writing to extend this Agreement or a new agreement is initiated with new volume and terms.


     6. It is understood by the Seller that the Buyer will use Larex Products as a source of Arabinogalactan in Ambrotose-TM-, its proprietary ingredient in its various dietary supplement, cosmetic, health card products that the Buyer offers for sale in domestic and world markets and sold as Mannatech Products. During the term of this Letter Agreement, and any extensions as renewals thereof the Buyer may, without the payment of royalty, but shall not be required to use the registered trademarks, "Manna 2000-TM-" in identifying the Larex Products purchased from the Seller and used as a constituent component in Ambrotose-TM-. Any use of the trademark, "Manna 2000-TM-, pursuant to this agreement is non-exclusive. Whenever the Buyer uses the trademark, "Manna 2000-TM-", it shall also indicate that such name is the trademark of Seller and shall take all reasonable measures to assure that there is no confusion of ownership of the mark or the substance which it identifies, the same being the proprietary property of the Seller. Likewise, Seller, if referring to Ambrotose-TM-, shall indicate that the same is the trademark of Mannatech-TM-, Incorporated and shall take all reasonable measures to assure that there is no confusion of ownership the mark or the substance which it identifies, the same being the proprietary property of the Buyer.

     7. In the performance of obligations pursuant to this Letter Agreement, either party might acquire from the other or its affiliates, technical, commercial, operating or other proprietary information relative to the business or operations of Seller or its affiliates (the "Confidential Information"). Each party shall maintain the confidentiality, and take all necessary precautions to safeguard the secrecy, of any and all Confidential Information it may acquire from the other party or its affiliates. Neither party shall use any of such Confidential Information for its own benefit or for the benefit of anyone else. It is, nevertheless, intended that both parties will likely announce the existence of this Letter Agreement, which, in and of itself, shall not constitute Confidential Information. Seller shall execute the Confidentiality Agreement set forth in Exhibit "C" in respect of this covenant, which shall survive the performance and/or termination of this Agreement.

     8. If either party (i) fails to observe the purchase or supply provisions of this Letter Agreement, (ii) fails to make a payment hereunder when due or
(iii) otherwise breaches any term of this Agreement, and such failure or breach is not cured to other party's reasonable satisfaction within 5 days (in the case of a failure to make a payment or a shipment) or 30 days (in any other case) after receipt of written notice thereof by other party (which

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notice shall be given in accordance with Paragraph 14 hereof, and which shall further state with specificity the nature, extent and required cure of the contended default), or if either party fails to perform or observe any covenant or condition on its part to be performed or observed under this Letter Agreement when required to be performed or observed, and such failure continues after the applicable grace period specified herein, the non-breaching party may refuse to continue under this Agreement and may terminate this Agreement upon notice to the breaching party and, in addition, shall have such other rights and remedies, including the right to recover damages, as are available to the non-breaching party under applicable law or otherwise. If either party becomes bankrupt or insolvent, or if a petition in bankruptcy is filed by or against it, or if a receiver is appointed for it or its properties, either party may, subject to the provisions of Section 365 and other applicable provisions of the Bankruptcy Code, refuse to continue to perform under this Letter Agreement. Any performance by either party of a failure by the other party to timely or appropriately perform under the terms of this Letter Agreement, or after any other default by such other party hereunder, shall not constitute a waiver of any rights of Seller arising out of such prior default; nor shall either party's failure to insist upon strict performance of any provision of this Agreement be deemed a waiver by such party of any of its rights or remedies hereunder or under applicable law or a waiver by such party of any subsequent default by other party in the performance of or compliance with any of the terms of this Agreement.

     9. Buyer and Seller both represent, respectively, that each has in full force and effect, and will during the term of this agreement keep in full force and effect, products liability insurance covering its respective products. Each party agrees to name the other party as an additional insured under its products liability policy or certificate of insurance.

     10. The expiration or termination of the term of this Letter Agreement shall not impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of Exhibit "A", and Paragraphs 4 (as to quality requirements) 6 (as to the use of Larex-Registered Trademark- Products by Buyer), 7 and its related Exhibit "B", and 9 hereof, and the rights and obligations of the parties under each such Paragraph and Exhibit, shall survive the expiration or termination of this Letter Agreement.

     11. This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas and in a venue situs appropriate to Dallas County, Texas.

     12. Neither party hereto may assign or otherwise transfer this Letter Agreement or any of its rights or obligations hereunder (including, without limitation, by merger or consolidation) without

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the prior written consent of the other party.  This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Upon merger, acquisition or consolidation of either party to this agreement, this obligation shall, without further action by either party, be assumed by the surviving entity of such merger, acquisition or consolidation.

     13. This Letter Agreement constitutes the entire agreement between the parties hereto relating to the matters covered hereby and supersedes any and all prior understandings, whether written or oral, with respect to such matters, including the prior Supply and License Agreements between the parties. The terms of this Letter Agreement shall prevail over any inconsistent terms contained in any purchase order issued by Buyer and acknowledgement or acceptance thereof issued by Seller. No modification, waiver or discharge of this Agreement or any of its terms shall be binding unless in writing and signed by the party against which the modification, waiver or discharge is sought to be enforced.

     14. All notices and other communications with respect to this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when duly deposited in the mails, first class mail, postage prepaid, to the address set forth below, or such other address hereafter specified in like manner by one party to the other.

     If to Seller:  LAREX Incorporated
                    2852 Patton Road
                    Roseville, Minnesota  55113
                    Attention:  Bo Nickoloff

     If to Buyer:   Mannatech, Incorporated
                    600 S. Royal Lane
                    Coppell, Texas  75029
                    Attention:  Chairman of the Board

     15. In the event that any provision of this Agreement is illegal, invalid or unenforceable as written but may be rendered legal, valid and enforceable by limitation thereof, then such provision shall be deemed to be legal, valid and enforceable to the maximum extent permitted by applicable law. The illegality, invalidity or unenforceability in its entirety of any provision hereof will not affect the legality, validity or enforceability of the remaining provisions of this Agreement.

     16. Each party hereto agrees that it will not voluntarily undertake any action or cause of action inconsistent with the provisions or intent of this Agreement and, subject to the requirements of notice and opportunity to cure contained herein, will promptly do all acts and take all measures as may be

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appropriate to comply with the terms, conditions and provisions of this
Agreement.

     If the foregoing comports with your understanding of our agreements in this matter, please signify the same by affixing your execution below.


                                   Very truly yours,
                                   MANNATECH-TM-, INCORPORATED
                                   A Texas Corporation



                                   /s/ Anthony E. Canale
                                   ------------------------------------
                                   Anthony E. Canale,
                                   Chief Operations Officer



AGREED:

LAREX Incorporated
A Minnesota Corporation



By: /s/ Bo Nickoloff
   ----------------------------
Its: Chief Operating Officer
    ---------------------------

                                     EXHIBIT A


MANNA 2000 SPECIFICATIONS


ATTRIBUTE                SPECIFICATION
PURITY (RI)              95% MINIMUM
PHYSICAL STATE
  -TEXTURE               FREE FLOWING
  -FLAVOR                SLIGHT
  -ODOR                  SLIGHTLY AROMATIC
ABSORBANCE
  -1% SOL. @ 400nm       0.06 AU MAXIMUM
DISSOLUTION
  -SINK WET              PASS
  -LUMPS                 NONE
BULK DENSITY             RECORD
PARTICLE SIZE
  -(+) 40 MESH           RECORD
pH(1% SOL.)              RECORD
BACTI
  -APC                   1000 CFU/G MAX
  -YEAST                   10 CFU/G MAX
  -MOLD                   100 CFU/G MAX
  -SALMONELLA            NEGATIVE
  -COLIFORM                10 CFU/G MAX
  -E. COLI                 10 CFU/G MAX
  -STAPH                    1 CFU/G MAX




     /s/ Richard D. Lamb

     RICHARD D. LAMB
     DIRECTOR OF PROCESS TECHNOLOGY
     NOVEMBER 26, 1997

                                      EXHIBIT B

Larex currently sells and continues to sell Laraceutical AG to the following customers:

Biotics
Eclectic
GNC
Intelligent Nutrients
Monarch
NANP
Synergy Co.
Sisu (Canada)

                                      Exhibit C

                               NONDISCLOSURE AGREEMENT

     THIS AGREEMENT is made effective as of December 23, 1997, by and between Larex, Inc. ("Larex") and Mannatech, Inc., (the "Recipient") to assure the protection and preservation of the confidential and or proprietary nature of information to be disclosed or made available by Larex to the Recipient in connection with certain negotiations or discussions further described in Exhibit A attached hereto.

     1. Subject to the limitations set forth in Section 2, all information disclosed by Larex to the Recipient shall be deemed to be "Proprietary Information." In particular, Proprietary Information shall be deemed to include any trade secret or other confidential information, know-how or data of any nature concerning the development, use, formulation or manufacture of Larex's products or prospective products, and any process, techniques, formulae, chemical compositions, cell line, sample, algorithm, computer program, design, drawing or test data therefor. Proprietary Information shall further include any information relating to any marketing, servicing, financing, or personnel matter relating to Larex or any third party, or their respective present or future products, sales, suppliers, clients, employees, investors, or business, whether in oral, written, graphic or electronic form.

     2. The term "Proprietary Information" shall not be deemed to include information which the Recipient can demonstrate:

     (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available;

     (b) is known by the Recipient at the time of receiving such information as evidenced by its records;

     (c) is hereafter furnished to the Recipient by a third party, as a matter of right and without restriction on disclosure; or

     (d)  is the subject of a written permission to disclose provided by Larex.

     3. All Proprietary Information shall remain the property of Larex and shall be returned to Larex promptly upon its request together with all copies thereof. The Recipient shall protect the Proprietary Information received with at least the same degree of care used to protect its own Proprietary Information from unauthorized use or disclosure and shall not use it for any purpose other than as specified above. The Recipient shall not disclose Larex's Proprietary Information to any third party without the express written consent of Larex. Proprietary Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement. The Recipient shall advise its employees or agents who might have access to such

Proprietary Information of the confidential nature thereof and shall obtain from each of such employees and agents an agreement to abide by the terms of this Agreement.

     4. This Agreement shall continue in full force for so long as the Recipient continues to receive or hold any Proprietary Information. This Agreement may be terminated at any time by either party upon thirty (30) days written notice to the other party. The termination of this Agreement shall not relieve the Recipient of the obligations imposed by Sections 2 and 3 with respect to Proprietary Information disclosed prior to the effective date of such termination, which shall survive the termination of this Agreement for a period of five (5) years from the date of such termination.

     5. This Agreement shall be governed by the laws of the State of Minnesota, excluding its choice of law provisions.

     6. This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

     7. Larex shall be entitled to seek injunctive relief in any court of competent jurisdiction in addition to any other remedy at law or in equity in the event of a material breach of this Agreement. In the event of any legal action or proceeding arising out of or resulting from this Agreement, the prevailing party shall also be entitled to recover its reasonable attorney's fees and costs thereby incurred.

AGREED TO:                         AGREED TO:

Larex, Inc.                        Mannatech, Inc.
2852 Patton Road                   600 South Royal Lane, Suite 200
St. Paul, MN 55113                 Coppell, TX 75019
U.S.A.                             U.S.A.


/s/ Bo Nickoloff                   /s/ Tony Canale
-----------------------------      -----------------------------
By: Bo Nickoloff                   By: Mr. Tony Canale
Title:Chief Operating Officer      Title: Chief Operating Officer

                               NONDISCLOSURE AGREEMENT


                                      EXHIBIT A


                  TO DISCUSS ALL ASPECTS OF ARABINOGALACTAN (AG).